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REVOLVING CREDIT AGREEMENT

  REVOLVING CREDIT AGREEMENT dated as of April 27, 1994, among THE J. M. SMUCKER COMPANY, the BANKS listed on the signature pages hereof and SOCIETY NATIONAL BANK, as Agent.

  The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

  SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

  "Adjusted Euro-Dollar Rate" has the meaning set forth in Section 2.07(b).

  "Agent" means SOCIETY NATIONAL BANK, in its capacity as agent for the Banks hereunder, and its successors in such capacity.

  "Bank" means each bank listed on the signature pages hereof as having a Commitment, and its successors and assigns.

  "Borrower" means THE J. M. SMUCKER COMPANY, an Ohio corporation.

  "Borrowing" has the meaning set forth in Section 1.03.

  "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

  "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Sections 2.09 and 2.10.

  "Consolidated" means shall mean the resultant consolidation of the financial statements of the Borrower and its Subsidiaries in accordance with generally accepted accounting principles, including principles of consolidation consistent with those applied in preparation of the Consolidated financial statements referred to in Section 4.04.

  "Controlled Group" means a controlled group of corporations as defined in
Section 1563 of the Code of which Borrower or any Subsidiary is a part.

  "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of others secured by a Lien on any asset of such Person, whether or not such obligations are assumed by such Person, and
(vi) all obligations of others Guaranteed by such Person.

  "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

  "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio are authorized by law to close.

  "Domestic Lending Office" means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

  "Domestic Loans" means Prime Rate Loans.

  "Domestic Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Domestic Loans.

  "Environmental Laws" means all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

  "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

  "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

  "Euro-Dollar Loan" means a Loan to be made by a Bank pursuant to Section 2.01 as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing.

       "Euro-Dollar Margin" has the meaning set forth in Section 2.07(b).

  "Euro-Dollar Notes" means promissory notes of the Borrower, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay the Euro-Dollar Loans.

"Euro-Dollar Reference Bank" means the Cayman Islands branch office of SOCIETY NATIONAL BANK.

"Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.07(b).

  "Event of Default" has the meaning set forth in Section 6.01.

  "Fixed Rate Loans" means Euro-Dollar Loans or Money Market Loans or any combination of the foregoing.

  "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing, and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

  (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

  (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and
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  (c)  any Interest Period which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.

  (2) with respect to each Prime Rate Borrowing, the period commencing on the date of such Borrowing and ending 90 days thereafter; provided that:

(a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

  (b) any Interest Period which would otherwise include the Termination Date shall end on the Termination Date.

  (3) with respect to each Money Market Rate Borrowing, the period commencing on the date of such Borrowing and ending on a date up to and including 180 days thereafter, as the Borrower may elect in accordance with Section 2.03; provided that:

  (a) any Interest Period which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business
Day; and

  (b) any Interest Period which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.

  "Lending Office" means as to any Bank its Domestic Lending Office or its Euro- Dollar Lending Office or its Money Market Lending Office, as the context may require.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

  "Loan" means a Domestic Loan or a Euro-Dollar or a Money Market Loan and "Loans" means Domestic Loans or Euro-Dollar Loans or Money Market Loans or any combination of the foregoing.

  "London Interbank Offered Rate" has the meaning set forth in Section 2.07(b).

  "Money Market Lending Office" means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Agent.

  "Money Market Loan" means a Money Market Rate Loan.

  "Money Market Notes" means promissory notes of the Borrower, substantially in the form of Exhibit C hereto, evidencing the obligation of the Borrower to repay the Money Market Loans.

  "Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section 2.03.

  "Money Market Rate" has the meaning set forth in Section 2.03(d).

"Money Market Rate Loan" means a Loan to be made by a Bank pursuant to Section
2.03 bearing interest at the Money Market Rate.

  "Note" means a Domestic Note or a Euro-Dollar Note or a Money Market Note, and "Notes" means the Domestic Notes or the Euro-Dollar Notes or the Money Market Notes or any combination of the foregoing.

  "Notice of Borrowing" means a Notice of Syndicated Borrowing (as defined in Section 2.02) or a Notice of Money Market Borrowing (as defined in Section 2.03(f)).

  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

  "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

  "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

  "Prime Rate" shall mean that interest rate established from time to time by SOCIETY NATIONAL BANK as SOCIETY NATIONAL BANK's Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by SOCIETY NATIONAL BANK or any Bank for commercial or other extensions of credit.

  "Prime Rate Loan" means a Loan to be made by a Bank pursuant to Section 2.01 as a Prime Rate Loan in accordance with the applicable Notice of Borrowing or pursuant to Article VIII.

  "Refunding Borrowing" means a Borrowing which, after application of the proceeds thereof, results in no net increase in the outstanding principal amount of Loans made by any Bank.

  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

  "Related Writing" shall mean any Note, assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by Borrower or any of its officers to the Agent or the Banks pursuant to or otherwise in connection with this Agreement.

  "Reportable Event" shall mean a reportable event as that term is defined in Title IV of ERISA, except a reportable event not subject to the provisions for thirty day notice to the PBGC and actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

  "Required Banks" means at any time Banks having at least 51% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least 51% of the aggregate unpaid principal amount of the Loans.

  "Revolving Credit Period" means the period from the date hereof to and including the Domestic Business Day next preceding the Termination Date.

  "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

  "Syndicated Loan" means a Domestic Loan or a Euro-Dollar Loan made by a Bank pursuant to Section 2.01.

  "Tangible Net Worth" means the total assets of the Borrower less the Borrower's (i) Total Indebtedness and (ii) the aggregate amount of all intangible assets.
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  "Termination Date" means April 30, 1997, as such date may be extended pursuant to Section 2.15 hereof, provided that if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

  "Total Indebtedness" means the total of all items of indebtedness or liability which in accordance with generally accepted accounting principles would be included in determining total liabilities on the liabilities side of the balance sheet as of the date of determination.

  "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

  The foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

  SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepting accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited Consolidated financial statements of the Borrower delivered to the Banks.

  SECTION 1.03. Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a "Syndicated Borrowing" is a Borrowing under Section 2.01 in which all Banks participate in proportion to their Commitments, while a "Money Market Borrowing" is a Borrowing under Section 2.03 in which the Bank participants are determined by the Agent in accordance therewith).

ARTICLE II

THE CREDITS

  SECTION 2.01. Commitments to Lend. During the Revolving Credit Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, (including, without limitation, the limitation set forth in Section 3.01 (b) as to the aggregate principal amount of Loans at any one time outstanding hereunder), to lend to the Borrower pursuant to this Section from time to time amounts such that the aggregate principal amount of Syndicated Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $500,000 or any larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount of the unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments.
Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section.

  SECTION 2.02. Notice of Syndicated Borrowings. The Borrower shall give the Agent notice (a "Notice of Syndicated Borrowing") not later than 1:00 p.m. (Cleveland, Ohio time) on (x) the date of each Prime Rate Borrowing, and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

  (a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro- Dollar Borrowing,

  (b)  the aggregate amount of such Borrowing,

  (c) whether the Loans comprising such Borrowing are to be Prime Rate Loans or Euro-Dollar Loans, and

  (d) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.




SECTION 2.03.  Money Market Borrowings.

  (a) The Money Market Option. In addition to Syndicated Borrowings pursuant to Section 2.01, but subject to the terms and conditions of this Agreement (including, without limitation, the limitation set forth in Section 3.0l(b) as to the aggregate principal amount of Loans at any time outstanding hereunder),the Borrower may, as set forth in this Section, request the Banks during the Revolving Credit Period to make offers to make Money Market Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

  (b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Agent by telex or telecopy a Money Market Quote Request, substantially in the form of Exhibit D hereto so as to be received no later than 1:00 p.m. (Cleveland, Ohio time) on the Domestic Business Day next preceding the date of Borrowing proposed therein, specifying:

(i)    the proposed date of Borrowing, which shall be a Domestic Business Day,

(ii) the aggregate amount of such Borrowing, which shall be $500,000 or a larger multiple of $100,000,

(iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(iv)     a request for a Money Market Rate Quote.

  The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given more frequently than once a day.

  (c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Agent shall send to the Banks by telex or telecopy an Invitation for Money Market Quotes substantially in the form of Exhibit E hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

  (d)  Submission and Contents of Money Market Quotes.

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(i)    Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Agent by telecopy or telex at its offices specified in or pursuant to Section 9.01 not later than 10:45 a.m. (Cleveland, Ohio time) on the proposed date of Borrowing (or such other time and date as the Borrower and the Agent may agree); provided that Money Market Quotes submitted by the Agent (or any affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than 10:30 a.m. (Cleveland, Ohio time) on the proposed date of borrowing. Subject to clause (f) of this Section, and Articles III and VI, any Money Market Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

(ii) Each Money Market Quote shall be in substantially the form of Exhibit F hereto and shall in any case specify:

(A)    the proposed date of Borrowing,

(B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (x) may not be greater than the Commitment of the quoting Bank, (y) must be $500,000 or a larger multiple of $100,000 and (z) may not exceed the principal amount of Money Market Loans for which offers were requested,

(C) The fixed rate of interest per annum (rounded to the nearest 1/100th of 1%) (the "Money Market Rate") offered for each such Money Market
Loan, and

(D)    the identity of the quoting Bank.

  (iii)   Any Money Market Quote shall be disregarded that:

(A) is not substantially in the form of Exhibit F hereto or does not specify all of the information required by subsection (d) (ii);

(B)    contains qualifying conditions or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

(D)    arrives after the time set forth in subsection (d) (i).

  (e) Notice to Borrower. The Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Agent's notice to the Borrower shall specify
(A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request and (B) the respective principal amounts and Money Market Rates so offered.

  (f) Acceptance and Notice by Borrower. Not later than 1:00 p.m. (Cleveland, Ohio time) on the proposed date of Borrowing (or such other time and date as the Borrower and the Agent may agree), the Borrower shall notify the Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

(i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request,

(ii) the principal amount of each Money Market Borrowing must be $500,000 or a larger multiple of $100,000,

(iii) acceptance of offers may only be made on the basis of ascending Money Market Rates, and

(iv) the Borrower may not accept any offer that otherwise fails to comply with the requirements of this Agreement (including but not limited to Section 3.01(b)).

  Notwithstanding the foregoing, if the Borrower shall notify the Agent of its acceptance of such offers after 11:30 a.m. (Cleveland, Ohio time) on the proposed date of Borrowing, each of the Banks may, in its sole discretion, withdraw its presently existing Money Market Quote and immediately resubmit such quote to the Agent, and in such event Section 2.03(d) [except for the response time set forth in said clause], (e) [except for the second sentence in said clause] and (f) shall apply.

  (g) Allocation by Agent. If offers are made by two or more Banks with the same Money Market Rates for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in such multiples, not greater than $100,000, as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers. Determinations by the Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.




SECTION 2.04.  Notice to Banks; Funding of Loans.

   (a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

  (b) Not later than 2:00 P.M. (Cleveland, Ohio time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its ratable share of such Borrowing, in Federal or other funds immediately available in Cleveland, Ohio, to the Agent at its address specified in or pursuant to Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address.

  (c) If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (b), or remitted by the Borrower to the Agent as provided in Section 2.12, as the case may be.

  SECTION 2.05.  Notes.

   (a) The Domestic Loans of each Bank shall be evidenced by a single Domestic Note payable to the order of such Bank for the account of its Domestic Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Domestic Loans.

  (b) The Euro-Dollar Loans of each Bank shall be evidenced by a single Euro-Dollar Note payable to the order of such Bank for the account of its Euro-Dollar Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Euro-Dollar Loans.

  (c) The Money Market Loans of each Bank shall be evidenced by a single Money Market Note payable to the order of such Bank for the account of its Money Market Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Money Market Loans.

  (d) Upon receipt of each Bank's Notes pursuant to Section 3.02(a), the Agent shall mail such Notes to such Bank. Each Bank shall record, and prior to any transfer of its Notes shall endorse on the schedules forming a part thereof appropriate notations to evidence, the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

  SECTION 2.06. Maturity of Loans. Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

  SECTION 2.07.  Interest Rates.

   (a) Each Prime Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Prime Rate for such day. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Prime Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to 3% in excess of the Prime Rate for such day.

  (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro- Dollar Margin plus the applicable Adjusted Euro-Dollar Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

  "Euro-Dollar Margin" means one-fourth percent (1/4 of 1%).

  The "Adjusted Euro-Dollar Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

  The "London Interbank Offered Rate" applicable to any Interest Period means the respective rate per annum (rounded upward, if necessary, to the next higher 1/16th of 1%) at which deposits and dollars are offered to the Euro-Dollar Reference Bank in any Eurodollar market reasonably selected by the Euro-Dollar Reference Bank at approximately 11:00 A.M. (London time), or as soon thereafter as practicable, two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

  "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal, emergency, special and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted Euro-Dollar Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

  (c) Any overdue principal of and, to the extent permitted by law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to 3% in excess of the Prime Rate for such day.

  (d) Each Money Market Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Rate quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to 3% in excess of the Prime Rate for such day.

  (e) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the participating Banks by telex or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

  SECTION 2.08. Fees. (a) During the Revolving Credit Period, the Borrower shall pay to the Agent for the account of each Bank a commitment fee which shall be computed at the rate of .12% per annum on the average daily difference between the amount of that Bank's Commitment from time to time in effect and the aggregate unpaid principal balance of that Bank's Loans then outstanding. The Borrower shall pay such commitment fee in arrears on the 1st day of August, 1994 and quarter-annually thereafter and on the Termination Date.

  (b) During the Revolving Credit Period, the Borrower shall pay to the Agent for the sole benefit and account of the Agent, an annual Agent's fee in the amount of Ten Thousand Dollars ($10,000), which fee shall be paid on the date hereof and annually thereafter or on the Termination Date, if earlier.

  SECTION 2.09. Optional Termination or Reduction of Commitments. During the Revolving Credit Period, the Borrower may, upon at least three Domestic Business Days' notice to the Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of $1,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans, provided that, after giving effect to such termination or any such reduction, the aggregate principal amount of Loans of each Bank then outstanding shall not exceed the Commitment of such Bank.

  SECTION 2.10. Mandatory Termination of Commitments. The Commitments shall terminate on the last day of the Revolving Credit Period and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

  SECTION 2.11. Optional Prepayments. (a) The Borrower may, upon at least two Domestic Business Days' notice to the Agent, prepay any Prime Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating $500,000 of any larger multiple of $100,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

  (b) Except as provided in Section 8.02 the Borrower may not prepay all or any portion of the principal amount of any Fixed Rate Loan prior to the maturity thereof.

  (c) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

  SECTION 2.12. General Provisions as to Payments. The Borrower shall make each payment of principal of, and interest on, the Loans and of additional compensation hereunder, not later than 12:00 Noon (Cleveland, Ohio time) on the date when due, in Federal or other funds immediately available in Cleveland, Ohio, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank its ratable share (if any) of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of additional compensation shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro- Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Money Market Loans shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

  SECTION 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan (pursuant to Article VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.04(a), the Borrower shall reimburse each Bank on demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the related
Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be accompanied by supporting documentation containing the pertinent calculations and shall be conclusive in the absence of manifest error.

  SECTION 2.14. Computation of Interest and Fees. All interest and fees (including the commitment fees and the agent's fee) shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

  SECTION 2.15. Extension. Each Bank, in its absolute and sole discretion, may, upon the Borrower's request, extend the Termination Date for successive one (1) year periods. The first of such requests by the Borrower shall be made in writing addressed to each Bank and shall be made not less than thirty (30) days prior to April 30, 1995. Any subsequent request for an extension of the Termination Date shall likewise be made to the Banks not less than thirty (30) days prior to the next succeeding April 30 in the applicable year. If all the Banks grant such request, the Termination Date shall be automatically extended to the date of such extension, without any further act or deed of any party hereto. No such extension shall be effective unless consented to in writing by all the Banks.

  SECTION 2.16. Use of Proceeds. The Borrower shall apply the proceeds of the first borrowing obtained hereunder to pay in full all loans obtained by the Borrower from Society National Bank under a certain master promissory note dated March 31, 1994, in the aggregate principal amount of $125,000,000, and all other amounts owing by the Borrower to Society National Bank pertaining to such financial arrangement. Proceeds from the Loans may not be used to fund acquisitions made without the prior approval of the acquired entity's board of directors.

ARTICLE III

CONDITIONS TO BORROWINGS

The obligations of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

  SECTION 3.01.  All Borrowings.  In the case of each Borrowing:

(a) receipt by the Agent of a Notice of Borrowing as required by Section 2.02 or 2.03, as the case may be;

  (b) the fact that, immediately after such Borrowing, (i) the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments; and (ii) no Bank shall have outstanding Loans exceeding in the aggregate the amount of its Commitment;

  (c) the fact that, immediately after such Borrowing, no Default shall have occurred and be continuing; and

  (d) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses
(b), (c) and (d) of this Section.

      SECTION 3.02.  First Borrowing.  In the case of the first Borrowing:

  (a) receipt by the Agent for the account of each Bank of a duly executed Domestic Note, Euro-Dollar Note and Money Market Note, each dated on or before the date of such Borrowing, complying with the provisions of Section 2.05;

  (b) receipt by the Agent of an opinion of counsel for the Borrower, covering the subject matter of Sections 4.01, 4.02, 4.03, 4.05 and 4.08 hereof and such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

  (c) receipt by the Agent of a certificate signed by the president and controller of the Borrower, to the effect set forth in clauses (c) and (d) of
Section 3.01; and

  (d) receipt by the Agent of all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent.

The certificate and opinions referred to in clauses (b) and (c) above shall be dated no more than three Euro-Dollar Business Days before the date of the first Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

  The Borrower represents and warrants that:

  SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

  SECTION 4.02. Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or regulations of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its

Subsidiaries.

  SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar statutes, rules, regulations, or other laws affecting the enforcement of creditors' rights and remedies generally and to the unavailability of, or limitation on the availability of, a particular right or remedy (whether in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability, or good faith.

  SECTION 4.04. Financial Information. The annual audited Consolidated financial statements of Borrower prepared as of April 30, 1993 certified by Ernst & Young and heretofore furnished to each Bank, are accurate and complete, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used by Borrower during its immediately preceding full fiscal year and fairly present its financial condition as of that date and the results of its operations for the fiscal year then ending. Since that date there has been no material adverse change in Borrower's financial condition, properties or business or in the financial condition, properties or business of any Subsidiary other than any change which has been previously disclosed to the Banks.

  SECTION 4.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which, if adversely determined, could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of this Agreement or the Notes.

  SECTION 4.06 Compliance with ERISA. Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and has not incurred any liability to the PBGC (other than for PBGC insurance premiums) or a Plan (other than for annual contributions) under Title IV of ERISA and each of the Borrower and its Subsidiaries is in compliance in all material respects with the presently applicable provisions of ERISA and the Code.

  SECTION 4.07. Taxes. United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended April 30, 1992. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes are, in the opinion of the Borrower, adequate.

  SECTION 4.08. Subsidiaries. Each of the Borrower's corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

  SECTION 4.09. Regulation U. The proceeds of the Loans made under this Agreement will not be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock", as defined in Regulation U.

  SECTION 4.10. Environmental Compliance. Borrower and each Subsidiary are in substantial compliance with any and all Environmental Laws including, without limitation, all Environmental Laws in all jurisdictions in which Borrower or any Subsidiary owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Further, to the best of Borrower's knowledge, it and each Subsidiary also are in substantial compliance with any and all Environmental Laws in all jurisdictions in which any of them have owned or operated a facility or site, have arranged for disposal or treatment of hazardous substances, solid wastes, or other wastes, have accepted for transport any hazardous substances, solid wastes, or other wastes, or have held any interest in real property or otherwise. No material litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or threatened against Borrower or any Subsidiary, any real property in which Borrower or any Subsidiary holds or has held an interest or any past or present operation of Borrower or any Subsidiary. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred, on, under or to any real property in which Borrower or any Subsidiary holds any interest or performs any of its operations, in violation of any Environmental Law which would have a material adverse effect upon Borrower and its Subsidiaries, taken as a whole. As used in this subsection, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise.

  SECTION 4.11. Solvency. Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to the Banks. Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of this Agreement or any Note to the Banks. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to the Banks incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

  SECTION 4.12. No Default. No event has occurred and is continuing which constitutes, or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any material agreement, instrument or undertaking to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or any of their respective assets are bound.

ARTICLE V

COVENANTS

  The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

  SECTION 5.01.  Financial Information.  Borrower will furnish to each Bank

  (a) within forty-five (45) days after the end of each of the first three quarter- annual fiscal periods of each of Borrower's fiscal years, an unaudited consolidating and Consolidated balance sheet of Borrower and its Subsidiaries as at the end of that period and an unaudited consolidating and Consolidated statement of earnings of Borrower and its Subsidiaries for Borrower's current fiscal year to the end of that period, all prepared in form and detail in accordance with generally accepted accounting principles, consistently applied, and certified by a financial officer of Borrower, subject to changes resulting from year-end adjustments,

  (b) within one hundred twenty (120) days after the end of each of Borrower's fiscal years, a complete annual audit report of Borrower and its Subsidiaries for that year prepared on a Consolidated basis and in form and detail and certified by Ernst & Young or other independent public accountants satisfactory to the Banks, together with a statement of the firm of independent public accountants which prepared such report, whether anything has come to their attention to cause them to believe that any Default existed on the date of such report,

  (c) as soon as available, copies of all notices, reports, proxy statements and other similar documents sent by Borrower to its shareholders, to the holders of any of its debentures or notes or the trustee of any indenture securing the same or pursuant to which they may be issued, to any securities exchange or to the Securities and Exchange Commission or any similar federal agency having regulatory jurisdiction over the issuance of Borrower's securities, and

  (d) forthwith upon any Bank's written request, such other information about the financial condition, properties and operations of Borrower and its Subsidiaries as that Bank may from time to time reasonably request.

  SECTION 5.02. Inspection. Borrower and each Subsidiary will permit their properties and records to be examined at all reasonable times by each of the Banks, upon reasonable advance notice and in such a manner as to not disrupt the operations of Borrower or such Subsidiary.

  SECTION 5.03. Notice. Borrower will cause its treasurer, or in his absence another officer designated by the treasurer, to promptly notify the Banks whenever any Default may occur hereunder or any other representation or warranty made in Article IV hereof or elsewhere in this credit agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

  SECTION 5.04. Environmental Compliance. Borrower and each Subsidiary will comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which Borrower or any Subsidiary owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower will furnish to the Agent (who will forward to the Banks) , promptly after receipt thereof, a copy of any notice Borrower or any Subsidiary may receive from any governmental authority, private person or entity or otherwise that any litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against Borrower or such Subsidiary, any real property in which Borrower or such Subsidiary holds any interest or any past or present operation of Borrower or such Subsidiary. Neither Borrower nor any Subsidiary will allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which Borrower or such Subsidiary holds any interest or performs any of its operations, in material violation of any Environmental Law. As used in this subsection "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise. Borrower shall defend, indemnify and hold the Banks harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys fees) arising out of or resulting from the noncompliance of Borrower or any Subsidiary with any Environmental Law.

  SECTION 5.05. ERISA Compliance. Neither the Borrower nor any Subsidiary will incur any material accumulated funding deficiency within the meaning of the ERISA, and the regulations thereunder, or any material liability to the PBGC, established thereunder in connection with any Plan. Borrower will furnish to the Banks (i) simultaneously with a filing with the PBGC of a notice regarding any Reportable Event and in any event within thirty (30) days after Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the treasurer of Borrower setting forth details as to such Reportable Event and the action which Borrower or the applicable Subsidiary proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to Borrower, (ii) promptly after the filing thereof with the Internal Revenue Service, copies of each annual report with respect to each Plan established or maintained by Borrower and each of its Subsidiaries for each plan year, including (x) where required by law, a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by an independent public accountant satisfactory to the Banks and (y) an actuarial statement of such Plan applicable to such plan year, certified by an enrolled actuary of recognized standing acceptable to the Banks, and (iii) promptly after receipt thereof a copy of any notice Borrower, any Subsidiary or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any Plan administered by Borrower; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrower will promptly notify the Banks of any taxes assessed, proposed to be assessed or which Borrower has reason to believe may be assessed against Borrower or any Subsidiary by the Internal Revenue Service with respect to any Plan. As used in this subsection "material" means the measure of a matter of significance which shall be determined as being an amount equal to five percent (5%) of Borrower's Consolidated Tangible Net Worth.

  SECTION 5.06. Plan. Neither Borrower nor any Consolidated Subsidiary will suffer or permit any Plan to be amended if, as a result of such amendment, the current liability under the Plan is increased to such an extent that security is required pursuant to section 307 of the Employee Retirement Income Security Act of 1974, as amended from time to time. As used herein, "current liability" means current liability as defined in section 307 of such Act.

  SECTION 5.07. Insurance. The Borrower and each Subsidiary will (a) keep itself and all of its insurable properties insured at all times to such extent, by such insurers, and against such hazards and liabilities as is generally and prudently done by like businesses, it being understood that each such company's insurance coverage at the date of this Agreement meets the standards contemplated by this Section, (b) give the Agent prompt written notice of each material change in such company's insurance coverage and the details of the change and (c) forthwith upon each Bank's written request, furnish to such Bank such information about each company's insurance as that Bank may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Bank and certified by an officer of the company in question.

  SECTION 5.08. Money Obligations. The Borrower and each Subsidiary will pay in full (a) prior in each case to the date when penalties would attach, all material taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings) for which it may be or become liable or to which any or all of its properties may be or become subject, (b) all of its wage obligations to its employees in material compliance with the Fair Labor Standards Act (29 U.S.C. o206-207) or any comparable provisions, and
(c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith) before such payment becomes overdue.

  SECTION 5.09. Records. The Borrower and each Subsidiary will (a) at all times maintain true and complete records and books of account and, without limiting the generality of the foregoing, maintain appropriate reserves for possible losses and liabilities, all in accordance with generally accepted accounting principles consistently applied, and (b) at all reasonable times permit the Banks to examine each such company's books and records and to make excerpts therefrom and transcripts thereof.

  SECTION 5.10. Franchises. The Borrower and each Subsidiary will preserve and maintain its corporate existence, rights and franchises; provided, that this Section shall not prevent any merger, consolidation or transfer permitted by Section 5.13 hereof.

  SECTION 5.11. Earnings Ratio. The Borrower shall maintain at all times a ratio of (a)(i) Consolidated net income plus (ii) its Consolidated taxes including, but not limited to, Consolidated taxes on Consolidated net income or based on Consolidated net income and the amount of any deferred Consolidated taxes, plus (iii) all interest on all Consolidated indebtedness of the Borrower accrued during the period in question, to (b) all interest on all Consolidated indebtedness of the Borrower accrued during the period in question, of no less than 3.50 to 1.00, based upon the Borrower's Consolidated financial statements for the most recent fiscal quarter and the previous three fiscal quarters.

  SECTION 5.12. Debt to Capital Ratio. The Borrower will not permit the ratio of its Consolidated indebtedness for borrowed money to the sum of its Consolidated Tangible Net Worth plus its Consolidated indebtedness for borrowed money to be at any time more than .50 to 1.00, based upon the Borrower's Consolidated financial statements for the most recent fiscal quarter and the previous three fiscal quarters.

  SECTION 5.13. Acquisitions, Bulk Transfers. Neither Borrower nor any Subsidiary will (a) be a party to any consolidation or merger, or (b) lease, sell or otherwise transfer any assets (other than such chattels, if any, as may have become obsolete or no longer useful in the continuance of its present business) in excess of Ten Million Dollars ($10,000,000) during any fiscal year, except in the normal course of its present business; provided, that this Section shall not apply (i) to any merger of a Subsidiary or any other entity into Borrower or to Borrower's acquisition of any or all of the assets of a Subsidiary or another entity, if no Default shall then exist or immediately thereafter will begin to exist, or (ii) to any merger of a Subsidiary into another Subsidiary or to any Subsidiary's acquisition of any or all of the assets of another Subsidiary if no Default shall then exist or immediately thereafter will begin to exist..

ARTICLE VI

DEFAULTS

  SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

  (a) the Borrower shall fail to pay when due any principal of any Loan or the Borrower shall fail to pay within 10 days of the due date thereof any interest on any Loan or any fees or any other amounts payable hereunder;

  (b) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement or any Related Writing (other than those covered by clause (a) above) for 15 days after written notice thereof has been given to the Borrower by the Agent at the request of any Bank;

  (c) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other Related Writing delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

  (d) the Borrower or any Subsidiary shall fail to make any payment in respect of any Debt (other than the Notes) having a principal amount then outstanding of not less than $1,000,000 when due and such failure shall continue beyond any applicable grace period;

  (e) any event or condition shall occur which results in the acceleration of the maturity of any Debt having a principal amount then outstanding of not less than $1,000,000 of the Borrower or any Subsidiary or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

  (f) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

  (g) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or any governmental body, agency or official shall apply for, or commence a case or other proceeding to seek, an order for the rehabilitation, conservation, dissolution or other liquidation of the Borrower or any Subsidiary or of the assets or any substantial part thereof of the Borrower or any Subsidiary or any other similar remedy;

  (h) any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of an amount equal to five percent (5%) of Borrower's Consolidated Tangible Net Worth (collectively, a "Material Plan") shall be filed under Title IV of ERISA by any member of Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any member of the Controlled Group to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

then, and in every such event, the Agent shall (i) if requested by Banks having more than 51% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and/or (ii) if requested by Banks holding Notes evidencing more than 51% in aggregate principal amount of the Loans, by notice to the Borrower declare the Notes (together with accrued interest thereon) and all of Borrower's other Debt to the Banks, or any thereof, to be, and the Notes and such Debt shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause
(f) or (g) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) and all of Borrower's other Debt to the Banks, or any thereof, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

  SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower under Section 6.01(b) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE VII

THE AGENT

  SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

  SECTION 7.02. Agent's Fee. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.

  SECTION 7.03. Agent and Affiliates. Society National Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Society National Bank and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent hereunder.

  SECTION 7.04. Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.

  SECTION 7.05. Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

  SECTION 7.06. Liability of Agent. Neither the Agent nor any of its directors, officers, agents, attorneys or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents, attorneys or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or telecopy or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

  SECTION 7.07. Indemnification. Each Bank shall, ratably in accordance with its Commitment (or if any Loans are outstanding hereunder, ratably in accordance with its ratable portion of the then outstanding aggregate principal balance of such Loans), indemnify the Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Agent's gross negligence or willful misconduct) that the Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Agent hereunder.

  SECTION 7.08. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

  SECTION 7.09. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks, with the consent of the Borrower, shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent, with the consent of the Borrower, may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least Fifty Million Dollars ($50,000,000). Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

  SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Fixed Rate
Borrowing:

  (a) the Agent is advised by the Euro-Dollar Reference Bank that deposits in dollars (in the applicable amounts) are not being offered to the Euro-Dollar Reference Bank in the relevant market for such Interest Period, or

  (b) Banks having 50% or more of the aggregate amount of the Commitments advise the Agent that the Adjusted Euro-Dollar Rate, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. Unless the Borrower notifies the Agent at least by 1:00 p.m. on the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, if such Fixed Rate Borrowing is a Syndicated Borrowing, such Borrowing shall instead be made as a Prime Rate Borrowing.

  SECTION 8.02. Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro- Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro- Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Prime Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Prime Rate Loan.

  SECTION 8.03. Increased Cost and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Syndicated Loan or any obligation to make Syndicated Loans or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

  (i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Fixed Rate Loans, its Notes or its obligation to make Fixed Rate Loans, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Fixed Rate Loans or any other amounts due under this Agreement in respect of its Fixed Rate Loans or its obligation to make Fixed Rate Loans (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office); or

  (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the London interbank market any other condition affecting its Fixed Rate Loans, its Notes or its obligation to make Fixed Rate Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

  (b) If after the date hereof, any Bank shall have determined that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which such Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as a will compensate such Bank (or its holding company) for such reduction.

  (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Such certificate shall contain the pertinent calculations. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any such increased cost or reduction with respect to any period shall not constitute a waiver of such Bank's rights to demand compensation for any increased cost or reduction in such period or in any other period. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition which shall have been imposed. If, however, any such law, regulation or other condition which shall have been imposed is determined to have been invalid or inapplicable with the result that any Bank is reimbursed for any increased cost or reduction with respect to which compensation pursuant to this Section was paid, the Borrower will be commensurately reimbursed for such compensation.

  SECTION 8.04. Prime Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under
Section 8.03(a) and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

  (a) all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Prime Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and

  (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Prime Rate Loans instead.


ARTICLE IX

MISCELLANEOUS

  SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex or telecopy or similar writing) and shall be given to such party at its address or telex or telecopy number set forth on the signature pages hereof or such other address or telex or telecopy number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received, (iii) if given by registered or certified mail, after such communication is received or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II or Article VIII shall not be effective until received.

  SECTION 9.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.




SECTION 9.03.  Expenses; Documentary Taxes.

  (a) The Borrower shall pay (i) all out-of-pocket expenses of the Agent, including fees and disbursements of in-house counsel and special counsel for the Banks and the Agent, in connection with the preparation of this Agreement and any Related Writing, any waiver or consent pertaining thereto or any amendment or restructuring thereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent or any Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

  (b) The Borrower agrees to indemnify each Bank and hold each Bank harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for any Bank in connection with any investigative, administrative or judicial proceeding, whether or not such Bank shall be designated a party thereto) which may be incurred by any Bank (or by the Agent in connection with its actions as Agent hereunder), relating to or arising out of any actual or proposed use of proceeds of Loans hereunder; provided, that no Bank shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

  SECTION 9.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

  SECTION 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that the Agent may, with the consent of the Borrower (which shall not be unreasonably withheld), specify by notice to the Banks modifications in the procedures set forth in Section 2.03; and provided further that no such amendment, waiver or modification shall, unless signed by all the Banks, (i) increase the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

  SECTION 9.06.  Successors and Assigns.

  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the Banks, (ii) no Bank shall assign or otherwise transfer its Notes or its rights hereunder without the prior written consent of the Borrower and the Agent (which will not be unreasonably withheld) except, upon prior written notice to the Borrower and the Agent (x) to any Person which controls, is controlled by, or is under common control with, or is otherwise substantially affiliated with, such Bank, or (y) to any Bank, or (z) to any Federal Reserve Bank and (iii) each assignment or other transfer by any Bank shall be in the minimum amount of Ten Million Dollars ($10,000,000) and no Bank may assign or otherwise transfer any of its Notes or other rights hereunder in an aggregate amount in excess of fifty percent (50%) of its Commitment; and provided further that nothing herein shall be deemed to prohibit or require the consent of the Agent or notice to the Agent with respect to the granting of participations by any Bank in any of its Loans. No Bank shall grant any participation with respect to this Agreement and its Loans without the prior written consent of the Borrower, which will not be unreasonably withheld. Any agreement pursuant to which any Bank may grant such a participation shall provide that, with respect to any such Loan or Loans, such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower relating to such Loan or Loans including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement without the consent of the participant which would reduce the principal of or rate of interest on any Loan granted hereunder, or postpone the date fixed for any payment of principal of or interest on any such Loan. No assignment or transfer by any Bank of any of its Loans or rights hereunder shall release any Bank from its obligations hereunder.

  (b) The Agent and the Borrower may, for all purposes of this Agreement, treat any Bank as the holder of any Note drawn to its order (and owner of the Loans evidenced thereby) until written notice of assignment, or other transfer in accordance with subsection (a) of this Section shall have been received by them.

  (c) No assignee, participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

  (d) If the Euro-Dollar Reference Bank assigns its Notes to an unaffiliated institution, the Agent shall, with the consent of the Borrower and the Required Banks, appoint another bank to act as the Euro-Dollar Reference Bank hereunder.

  (e) Subject to the prior written consent of the Borrower, which will not be unreasonably withheld, a Bank may furnish any information concerning the Borrower and its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including perspective participants), provided, that such Bank shall request that each such Person comply with the provisions of Section 9.12 as if it were a Bank hereunder.

  SECTION 9.07. Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

  SECTION 9.08. Ohio Law. This Agreement and each Note shall be construed in accordance with and governed by the laws of the State of Ohio, without regard to principles of conflict of laws.

  SECTION 9.09. Submission to Jurisdiction. The Borrower hereby submits to the non- exclusive jurisdiction of any United States Federal or Ohio State court sitting in Cleveland, Ohio for purposes of all suits, actions and proceedings which may arise under, or relate to, this Agreement or the Notes. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Borrower hereby consents to process being served in any such suit, action or proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to its address referred to in Section 9.01 or in any other manner permitted by law.

  SECTION 9.10. Severability of Provisions; Captions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and Subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.

  SECTION 9.11. Obligations Several; No Fiduciary Obligations. The obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this Agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrower and the Banks with respect to this Agreement, any Note and any Related Writing is and shall be solely that of debtor and creditor, respectively, and no Bank has any fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.

  SECTION 9.12.  Confidentiality.   Each Bank agrees to take reasonable
precautions and exercise due care in accordance with safe and sound banking practices to maintain the confidentiality of all confidential information provided to it by or on behalf of the Borrower and its Subsidiaries in connection with this Agreement; provided, however, that any Bank may disclose such information (a) at the request of any bank regulatory authority or in connection with an examination of such Bank by any such authority, (b) pursuant to subpoena or other court process or in legal proceedings between or among the parties hereto, (c) when required to do so in accordance with the provisions of any applicable law, (d) to such Bank's independent auditors and other professional advisors (including counsel), (e) to the Agent, (f) to any affiliate of such Bank, and (g) as contemplated by Section 9.06(e) hereof; provided that the obligation of each Bank to keep any information confidential pursuant to this Section 9.12 shall cease with respect to any information upon such information's becoming public (other than by reason of a breach by such Bank of the provisions of this Section 9.12); and provided, further, that any Person to be provided with any such confidential information will be advised by the disclosing Bank of its confidential nature and (to the extent possible) will be required by such Bank, as a condition of disclosure, to maintain its confidentiality; and provided, further, that in connection with any such contemplated disclosure under clause (b) or (c) of this Section, such Bank will notify the Borrower of the intended disclosure in order to allow Borrower to seek a protective order or take other appropriate actions to protect its interests.

  SECTION 9.13. Entire Agreement. This Agreement, any Note and any other agreement, document or instrument attached hereto or referred to herein or executed on or as of the date hereof integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

  SECTION 9.14. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Agent shall have received counterparts hereof signed by all of the parties hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

  THE J. M. SMUCKER COMPANY


  By:_________________________

  Title:_________________________

  Address:  One Strawberry Lane
     Orrville, Ohio 44667
     Attn:  Assistant Treasurer
     Copy to:  Legal Department

  Telex number:  241612
  Telecopier:    (216) 684-3475

Commitments

$50,000,000   SOCIETY NATIONAL BANK,
  Individually and as Agent


  By:__________________________

  Title:_______________________

  Domestic Lending Office

  127 Public Square
  Cleveland, Ohio  44114-1306
  Telex Number: 985517SOCCLV
  Telecopier Number: (216) 689-9132

  Euro-Dollar Lending Office
  Society Company National
  Cayman Islands Branch
  c/o 127 Public Square
  Cleveland, Ohio  44114-1306
  Telex Number: 985517SOCCLV
  Telecopier Number: (216) 689-9132


$45,000,000   NATIONAL CITY BANK


  By:__________________________

  Title:_______________________

  Domestic Lending Office

                         ____
  Telex Number:________________
  Telecopier Number:____________

  Euro-Dollar Lending Office
                          ____
  ____________________________
  Telex Number:_________________
  Telecopier Number:_____________

$30,000,000   THE FIRST NATIONAL BANK OF CHICAGO


  By:__________________________

  Title:_______________________

  Domestic Lending Office

                         ____

  Telex Number:________________
  Telecopier Number:____________

  Euro-Dollar Lending Office
                          ____
  ____________________________
  Telex Number:_________________
  Telecopier Number:_____________


EXHIBIT A

DOMESTIC NOTE


  Cleveland, Ohio
  April 27, 1994


  For value received, THE J. M. SMUCKER COMPANY, an Ohio corporation (the "Borrower"), promises to pay to the order of ______________________________________ (the "Bank"), for the account of its
Domestic Lending Office, the unpaid principal amount of each Domestic Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Domestic Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Society National Bank, 127 Public Square, Cleveland, Ohio 44114-1306.

  All Domestic Loans made by the Bank, the respective maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on the records of the Bank; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

  This note is one of the Domestic Notes referred to in the Revolving Credit Agreement dated as of April 27, 1994 among the Borrower, the banks listed on the signature pages thereof and Society National Bank, as Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

  THE J. M. SMUCKER COMPANY


  By:________________________

  Title:_____________________



EXHIBIT B

EURO-DOLLAR NOTE


  Cleveland, Ohio
  April 27, 1994


  For value received, THE J. M. SMUCKER COMPANY, an Ohio corporation (the "Borrower"), promises to pay to the order of ________________(the "Bank"), for the account of its Euro-Dollar Lending Office, the unpaid principal amount of each Euro-Dollar Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Euro-Dollar Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Society National Bank, 127 Public Square, Cleveland, Ohio 44114-1306.

  All Euro-Dollar Loans made by the Bank, the respective maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on the records of the Bank; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

  This note is one of the Euro-Dollar Notes referred to in the Revolving Credit Agreement dated as of April 27, 1994 among the Borrower, the banks listed on the signature pages thereof and Society National Bank, as Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

  THE J. M. SMUCKER COMPANY


  By:___________________________

  Title:________________________



EXHIBIT C

MONEY MARKET NOTE


  Cleveland, Ohio
  April 27, 1994


  For value received, THE J. M. SMUCKER COMPANY, an Ohio corporation (the "Borrower"), promises to pay to the order of ________________(the "Bank"), for the account of its Money Market Lending Office, the unpaid principal amount of each Money Market Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Money Market Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Society National Bank, 127 Public Square, Cleveland, Ohio 44114- 1306.

  All Money Market Loans made by the Bank, the respective maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on the records of the Bank; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

  This note is one of the Money Market Notes referred to in the Revolving Credit Agreement dated as of April 27, 1994 among the Borrower, the banks listed on the signature pages thereof and Society National Bank, as Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

  THE J. M. SMUCKER COMPANY


  By:____________________________

  Title:_________________________



EXHIBIT D

Form of Money Market Quote Request


  [Date]


To:    Society National Bank (the "Agent")

From:

Re:    Revolving Credit Agreement (the "Credit Agreement") dated as of April
27, 1994, among the Borrower, the Banks listed in the signature pages thereof and the Agent

We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

Date of Borrowing:  ________________________

Principal Amount*     Interest Period**

$

Such Money Market Quotes should offer a Money Market Rate.

Terms used herein have the meanings assigned to them in the Credit Agreement.

  ______________________________


  By:___________________________

  Title:________________________

_______________

*  Amount must be $500,000 or a larger multiple of $100,000.

** Any number of days up to and including 180 days after the Date of Borrowing set forth above, subject to the provisions of the definition of Interest Period.



            EXHIBIT E





Form of Invitation for Money Market Quotes



To:    [Name of Bank]

Re:    Invitation for Money Market Quotes
   to The J. M. Smucker Company (the "Borrower")


Pursuant to Section 2.03 of the Revolving Credit Agreement dated as of April 27, 1994, among the Borrower, the Banks parties thereto and the undersigned, as Agent, we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):


Date of Borrowing:  _____________________

Principal Amount      Interest Period

$

Such Money Market Quotes should offer a Money Market Rate.

Please respond to this invitation by no later than 10:45 a.m. (Cleveland, Ohio time) on [date].

          SOCIETY NATIONAL BANK


          By:______________________________
             Authorized Officer



EXHIBIT F



Form of Money Market Quote


SOCIETY NATIONAL BANK, as Agent
127 Public Square
Cleveland, Ohio  44114-1306

Attention:

Re:    Money Market Quote to
  The J. M. Smucker Company (the "Borrower")

In response to your invitation on behalf of the Borrower dated
__________________, 19___, we hereby make the following Money Market Quote on the following terms:

  1. Quoting Bank:______________________________

  2. Person to contact at Quoting Bank:

   ____________________________________________

  3. Date of Borrowing:__________________________*

  4. We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal     Interest    Money Market
Amount**      Period***         Rate______

$

$

_________________
*  As specified in the related Invitation.

** Principal amount bid for each Interest Period may not exceed principal amount requested. Bids must be made for $500,000 or a larger multiple of $100,000.

*** The number of days requested by the Borrower, as specified in the related Invitation up to 180 days.

***** Specify rate of interest per annum (rounded to the nearest 1/100th of 1%).

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Revolving Credit Agreement dated as of April 27, 1994, among the Borrower, the Banks listed on the signature pages thereof and yourselves, as Agent, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

          Very truly yours,


          [NAME OF BANK]


Dated:____________________   By:_______________________________
               Authorized Officer



TABLE OF CONTENTS

ARTICLE I.  DEFINITIONS   1
SECTION 1.01.  DEFINITIONS 1
SECTION 1.02.  ACCOUNTING TERMS AND DETERMINATIONS   6
SECTION 1.03.  TYPES OF BORROWINGS  6
ARTICLE II.  THE CREDITS  7
SECTION 2.01.  COMMITMENTS TO LEND  7
SECTION 2.02.  NOTICE OF SYNDICATED BORROWINGS  7
SECTION 2.03.  MONEY MARKET BORROWINGS   8
(a)  THE MONEY MARKET OPTION   8
(b)  MONEY MARKET QUOTE REQUEST 8
(c)  INVITATION FOR MONEY MARKET QUOTES  8
(d)  SUBMISSION AND CONTENTS OF MONEY MARKET QUOTES  8
(e)  NOTICE TO BORROWER   9
(f)  ACCEPTANCE AND NOTICE BY BORROWER   10
(g)  ALLOCATION BY AGENT  10
SECTION 2.04.  NOTICE TO BANKS; FUNDING OF LOANS 11
SECTION 2.05.  NOTES  11
SECTION 2.06.  MATURITY OF LOANS  12
SECTION 2.07.  INTEREST RATES  12
SECTION 2.08.  FEES 13
SECTION 2.09.  OPTIONAL TERMINATION OR REDUCTION OF COMMITMENTS  13
SECTION 2.10.  MANDATORY TERMINATION OF COMMITMENTS  14
SECTION 2.11.  OPTIONAL PREPAYMENTS  14
SECTION 2.12.  GENERAL PROVISIONS AS TO PAYMENTS 14
SECTION 2.13..  FUNDING LOSSES  14
SECTION 2.14.  COMPUTATION OF INTEREST AND FEES  15
SECTION 2.15.  EXTENSION  15
SECTION 2.16.  USE OF PROCEEDS  15
ARTICLE III.  CONDITIONS TO BORROWINGS   15
SECTION 3.01.  ALL BORROWINGS  15
SECTION 3.02.  FIRST BORROWING  16
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES   16
SECTION 4.01.  CORPORATE EXISTENCE AND POWER  16
SECTION 4.02.  CORPORATE AND GOVERNMENTAL AUTHORIZATION   16
SECTION 4.03.  BINDING EFFECT  17
SECTION 4.04.  FINANCIAL INFORMATION 17
SECTION 4.05.  LITIGATION  17
SECTION 4.06.  COMPLIANCE WITH ERISA 17
SECTION 4.07.  TAXES  17
SECTION 4.08.  SUBSIDIARIES  18
SECTION 4.09.  REGULATION U  18
SECTION 4.10.  ENVIRONMENTAL COMPLIANCE  18
SECTION 4.11.  SOLVENCY   18
SECTION 4.12.  NO DEFAULT  19
ARTICLE V.  COVENANTS   19
SECTION 5.01.  FINANCIAL INFORMATION 19
SECTION 5.02.  INSPECTION  19
SECTION 5.03.  NOTICE   20
SECTION 5.04.  ENVIRONMENTAL COMPLIANCE  20
SECTION 5.05.  ERISA COMPLIANCE 20
SECTION 5.06.  PLAN 21
SECTION 5.07.  INSURANCE  21
SECTION 5.08.  MONEY OBLIGATIONS  21
SECTION 5.09.  RECORDS  21
SECTION 5.10.  FRANCHISES  22
SECTION 5.11.  EARNINGS RATIO  22
SECTION 5.12.  DEBT TO CAPITAL RATIO 22
SECTION 5.13.  ACQUISITIONS, BULK TRANSFERS   22
ARTICLE VI.  DEFAULTS   22
SECTION 6.01.  EVENTS OF DEFAULT  22
SECTION 6.02.  NOTICE OF DEFAULT  24
ARTICLE VII. THE AGENT  24
SECTION 7.01.  APPOINTMENT AND AUTHORIZATION  24
SECTION 7.02.  AGENT'S FEE 25
SECTION 7.03.  AGENT AND AFFILIATES  25
SECTION 7.04.  ACTION BY AGENT  25
SECTION 7.05.  CONSULTATION WITH EXPERTS   25
SECTION 7.06.  LIABILITY OF AGENT   25
SECTION 7.07.  INDEMNIFICATION  25
SECTION 7.08.  CREDIT DECISION  26
SECTION 7.09.  SUCCESSOR AGENT  26
ARTICLE VIII.  CHANGE IN CIRCUMSTANCES   26

SECTION 8.01.  BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR
UNFAIR   26
SECTION 8.02.  ILLEGALITY  27
SECTION 8.03.  INCREASED COST AND REDUCED RETURN 27
SECTION 8.04.  PRIME RATE LOANS SUBSTITUTED FOR AFFECTED FIXED RATE
LOANS  29
ARTICLE IX.  MISCELLANEOUS 29
SECTION 9.01.  NOTICES  29
SECTION 9.02.  NO WAIVERS  29
SECTION 9.03.  EXPENSES; DOCUMENTARY TAXES  30
SECTION 9.04.  SHARING OF SET-OFFS  30
SECTION 9.05.  AMENDMENTS AND WAIVERS  30
SECTION 9.06.  SUCCESSORS AND ASSIGNS  31
SECTION 9.07.  COLLATERAL  32
SECTION 9.08.  OHIO LAW   32
SECTION 9.09.  SUBMISSION TO JURISDICTION  32
SECTION 9.10.  SEVERABILITY OF PROVISIONS; CAPTIONS  32
SECTION 9.11.  OBLIGATIONS SEVERAL; NO FIDUCIARY OBLIGATIONS   33
SECTION 9.12.  CONFIDENTIALITY  33
SECTION 9.13.  ENTIRE AGREEMENT 33
SECTION 9.14.  COUNTERPARTS; EFFECTIVENESS  33
EXHIBIT A - DOMESTIC NOTE  36
EXHIBIT B - EURO-DOLLAR NOTE   37
EXHIBIT C - MONEY MARKET NOTE  38
EXHIBIT D - FORM OF MONEY MARKET QUOTE REQUEST  39
EXHIBIT E - FORM OF INVITATION FOR MONEY MARKET QUOTES  40
EXHIBIT F - FORM OF MONEY MARKET QUOTE   41





REVOLVING CREDIT AGREEMENT

dated as of April 27, 1994

among

THE J. M. SMUCKER COMPANY

and

SOCIETY NATIONAL BANK,
Individually and as Agent

NATIONAL CITY BANK

and

THE FIRST NATIONAL BANK OF CHICAGO





To:  Marianne Meil, Large Corporate
From:  Gerald M. Smith, Law Group
01-127-0200, 689-4958
Date:  April 26, 1994
Subject:  THE J. M. SMUCKER COMPANY




Enclosed please find four execution copies of the J. M. Smucker Revolving Credit Agreement, as well as a Domestic Note, Euro-Dollar Note and Money Market Note for each of the Banks.

To date, I have spent _______ hours on this matter, which will result in a charge back to your cost center of $______________.

If you have any questions, please let me know.


            ___________________________
            Gerald M. Smith

7/19/90 3716w





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GMS/lgm40294  4/26/94